UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 10, 2019

24/7 KID DOC, INC.

(Exact name of registrant as specified in its charter)

Florida	000-27251	59-3564984
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8269 Burgos Ct.

Orlando, FL 32836

(Address of Principal Executive Offices)

828-244-5980

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

    Emerging growth company     __

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.     __

Item 8.01  Other Events

On May 10, 2019, the registrant entered into a binding letter of intent with Hunan Liyuan Health Development Co., Ltd. (“Hunan Liyuan”).  Founded in 2016, Hunan Liyuan is a specialized medical examination, health checkup and health management institution.  Hunan Liyuan has established long-term medical inspection partnerships with various medical institutions at all levels in Hunan Province, China.  Hunan Liyuan’s business currently covers one province, seven municipalities, more than 30 counties and more than 600 partner medical inspection institutions.  Hunan Liyuan has approximately 3,000 group clients with more than 100,000 individual physical examinations.

Pursuant to the terms of the letter of intent, the parties agreed to enter into a cooperation and investment agreement (“C&I Agreement”) upon the following terms and conditions:

The registrant will invest RMB Three million in Hunan Liyuan in two installments (i) RMB One million will be invested upon signing of the C&I Agreement and (ii) RMB Two Million upon satisfactory due diligence by the registrant.  The investment will be in the form of the registrant’s convertible preferred shares.  These preferred shares will be redeemable by the registrant for cash or will be convertible into the registrant’s common shares at the option of Hunan Liyuan three months after the satisfactory completion of the following:

  (i)  Hunan Liyuan completes a PCAOB audit by an approved auditing firm; and

  (ii) Hunan Liyuan’s audited financials show more than RMB 12 Million annual profit before interest, tax, depreciation and amortization or RMB Six million net profit (“EBITDA”).

In return for the issuance of the preferred shares, the registrant will receive a proportionate ownership of Hunan Liyuan equal to the ratio of the registrant’s investment divided by the value of Hunan Liyuan at the time the preferred shares issued under the C&I Agreement are either redeemed or converted.  Hunan Liyuan’s value shall be calculated as 400% or four times 2019 EBITDA.

Ninety (90) days after satisfactory completion of the PCAOB audit, the registrant further agrees to acquire up to thirty percent (30%) of Hunan Liyuan’s value.  The registrant also agrees to participate in the growth and development of Hunan Liyuan with further cash investment based on Hunan Liyuan’s capital needs subject to due diligence and mutual agreement on valuation of Hunan Liyuan.  Hunan Liyuan agrees to provide registrant access to its audited financial statements and further agrees to provide all necessary due diligence material to the registrant.

The registrant shall act as an advisor to Hunan Liyuan and its senior executive team or the purposes of:

  (i)   development and expansion of telemedicine operations;

  (ii)   advise relating to market expansion into international markets outside of China; and

  (iii) general business advice and technology and other assistance for the benefit of Hunan Liyuan’s expansion growth and success.

The registrant shall receive success-based compensation for these services equal to three percent (3%) of the net profits of mutually agreed upon business transactions of Hunan Liyuan expanded or outside of China.  The compensation will be due and paid upon receipt of payments for such business transactions.

The registrant shall provide Hunan Liyuan a license to utilize registrant’s intellectual properties, including but not limited to, the usage of registrant’s brands include 24/7 Kid Doc, Connect-a-Doc 24/7 Telemedicine, the registrant’s management technology platform known as 24/7 AnalyticsTM and any of its knowledge-base and intellectual property.  The license shall be on a non-exclusive basis, free of charge, for a period of eighteen (18) months from the signing of the letter of intent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

24/7 Kid Doc, Inc.

By:      /s/ Tim Shannon

Tim Shannon

Chief Executive Officer

Dated: May 13, 2019